Exhibit 4.1

October 8, 2009

Wegener Communications, Inc.
11350 Technology Circle
Duluth, Georgia  30155

Re:  Twelfth Amendment

Gentlemen:

Wegener Communications, Inc., a Georgia corporation ("Borrower") and Bank of America, N.A., successor interest by merger to LaSalle Bank National Association, a national banking association ("Bank"), have entered into that certain Loan and Security Agreement dated June 5, 1996 (the "Security Agreement").  From time to time thereafter, Borrower and Bank executed eleven amendments to the Security Agreement.

Bank now proposes to assign its rights and delegate its duties under the Security Agreement (the “Assignment”) to the The David E. Chymiak Trust Dated December 15, 1999 (“Trust”). Before becoming such assignee and delegatee pursuant to the Assignment, the Trust desires to further amend the Security Agreement, as amended, as provided herein (the “Amendment” and, collectively with the previous eleven amendments, the “Amendments”), such Amendment not to become effective until consummation of the Assignment.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Trust hereby agree as follows:

A.	Substantive Changes.

1.           Substitution of the Trustee for the Bank.  All references in the Agreement to the “Bank” shall hereafter be references to the “Trust.”

2.           Loan Amount.  Provision 1 of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

(1)	LOAN LIMIT:
The aggregate loan limit shall be Four Million and No/100s Dollars ($4,000,000.00) (the “Loan Limit”).  The Loan Limit is inclusive of the amount the Trust will pay to the Bank in respect of the Assignment, but shall be exclusive of any accrued but unpaid interest hereunder.

3.           Interest Rate.  Provision 6 of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

(6)	INTEREST RATE:
The Loan made pursuant to this Agreement shall bear interest at Twelve percent (12.00%) per annum and such interest shall begin to accrue at that rate on the date of the Assignment.  All interest shall be calculated upon the basis of a 360 day year.

4.           Term.                       Paragraph 9 of the Agreement is deleted in its entirety and the following is substituted in its place:

9.
TERMINATION:  This Agreement shall be in effect from the date the Assignment is consummated until and including the eighteenth (18) month anniversary of that date (the "Original Term"), unless (a) the Trust makes demand for repayment prior to the end of the Original Term in accordance with its rights under the Agreement including, without limitation, paragraph 13 hereof, or (b) Borrower prepays all of the Loan prior to the end of the Original Term. This Agreement shall automatically renew for successive Twelve (12) month periods (each a “Renewal Period”); provided, however, the Trust may terminate this Agreement by providing the Borrower with ninety (90) days’ prior written notice of termination at any time beginning on or after ninety (90) days prior to the expiration of the Original Term.

5.           Repayment.  Paragraph 7 of the Agreement is deleted in its entirety and the following is substituted in its place:

7.
REPAYMENT:  Principal and interest accrued hereunder shall be payable upon the earlier of (a) the maturity of the Loan, (b) an Event of Default giving the Trust the right to call the Loan, or (c) 90 days following the date on which the Trust provides written notice of its intent to terminate the Agreement pursuant to and in accordance with paragraph 9 hereunder.  All principal and interest shall be payable in U.S. dollars or, upon mutual agreement of the parties decided in good faith at the time payment is due, other good and valuable consideration.

6.           Effectiveness of Amendment.  This Amendment, once fully executed by all parties hereto, shall become effective automatically upon the consummation of the Assignment between the Trust and the Bank and thereafter its effectiveness shall not require any other affirmative action on the part of the Trust or Borrower.

7.           Solvency Representation.  Borrower’s obligations under paragraph 10(p) of the Agreement shall be suspended until the last day of Borrower’s 2010 fiscal third quarter.  Thereafter, such suspension shall end and Borrower’s full compliance with such obligations shall be required.

8.           Provision of Reports.  Paragraph 11(b) is deleted in its entirety and the phrase “Intentionally Omitted” is substituted in its place.  In addition, paragraph 8 of the Agreement is deleted in its entirety and the following is substituted in its place:

8.	SCHEDULES AND REPORTS.

Borrower shall provide the Trust with the Borrower’s consolidated quarterly and annual financial statements promptly upon their availability and such other available financial records of Borrower as the Trust may reasonably request.

9.           Choice of Law and Forum Selection.  Paragraph 13 of the Agreement shall be modified to provide that (a) the internal laws of the State of Oklahoma, rather than those of the State of Illinois, shall be the laws governing the Agreement and (b) courts in the City of Tulsa, State of Oklahoma, rather than those in the City of Chicago, State of Illinois, shall be the situs of all actions and proceedings arising out of or related to the Agreement.

10.           Change of Management Default.  Provision 12 of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

(12)	CHANGE OF MANAGEMENT DEFAULT:

In addition to the Events of Default specified in Paragraph 12 of the Agreement, it shall be an Event of Default hereunder if Robert A. Placek shall cease to be Chairman of the Board of Directors of the Borrower and Troy Woodbury shall cease to be part of Senior Management of Borrower.

11.           Removal of Merger Agreement Requirement.  Section 2 to the Eleventh Amendment to this Agreement is hereby deleted in its entirety.

12.           Fees and Charges.  Paragraph 3 of the Agreement is deleted in its entirety and the phrase “Intentionally Omitted” is substituted in its place.

13.           Tangible Net Worth Covenant.  Paragraph 11(o) of the Agreement and provision 9 of Exhibit A of the Agreement are deleted in their entirety and the phrase “Intentionally Omitted” is substituted in their place.

14.           Availability Reductions and Increases.  Provisions 2 and 3 of Exhibit A of the Agreement are deleted in their entirety and the phrase “Intentionally Omitted” is substituted in their place.

15.           Advance Formulae.  All loan advance formulae and requirements relating to “Eligible Accounts” and “Eligible Inventory” in the Agreement are hereby deleted in their entirety.  Without limiting the generality of the forgoing, provisions 4 and 5 of Exhibit A of the Agreement are deleted in their entirety and the phrase “Intentionally Omitted” is substituted in their place.

16.           Facility and Transaction Fees.  All facility and transaction fees and related requirements in the Agreement are hereby deleted in their entirety.  Without limiting the generality of the forgoing, provision 7 of Exhibit A of the Agreement is deleted in its entirety and the phrase “Intentionally Omitted” is substituted in its place.

17.           Checking Account Provision. Provision 8 of Exhibit A of the Agreement is deleted in its entirety and the phrase “Intentionally Omitted” is substituted in its place.

18.           Lender Audits and Fees.  Paragraph 11(d) of the Agreement and provision 10 of Exhibit A of the Agreement are deleted in their entirety and the phrase “Intentionally Omitted” is substituted in their place.

19.           Restrictions on Payment of Parent Expenses.  Provision 11 of Exhibit A of the Agreement is deleted in its entirety and the phrase “Intentionally Omitted” is substituted in its place.

B.           Nonsubstantive Clarifications and Deletions.

1.           Definitions.  The definitions “Dominion Account,” “Eligible Account,” “Eligible Inventory,” “Lock Box,” “Lock Box Account,” “Systems Day One” and “Tangible Net Worth” found in paragraph 1 of the Agreement are hereby deleted in their entirety.

2.           Paragraph 2 modifications.  The third grammatical sentence in paragraph 2 of the Agreement is hereby deleted in its entirety.  The phrase “, or any portion of the Loans exceeds any applicable sublimit set forth in Exhibit A,” set forth in the fourth grammatical sentence in paragraph 2 of the Agreement is hereby deleted in its entirety.

3.           Paragraph 3 modifications.  The first grammatical sentence in paragraph 3 of the Agreement is hereby deleted in its entirety.

4.           Paragraph 10 modifications.  In addition to the modifications made under Section A above, paragraph 10(f) of the Agreement is deleted in its entirety and the phrase “Intentionally Omitted” is substituted in its place.

5.           Paragraph 11 modifications.  In addition to the modifications made under Section A above, the last two grammatical sentences of paragraph 11(p) of the Agreement are deleted in their entirety.

6.           Paragraph 15 modifications.  The contact address for the Trust for purposes of paragraph 15 of the Agreement shall be as follows:

The David E. Chymiak Trust Dated December 15, 1999
c/o David E. Chymiak
21553 E. Apache Street
Catoosa, OK  74015

7.           References to Smith, Gambrell & Russell.  All references to the law firm of Smith, Gambrell & Russell in the Agreement shall be deleted and replaced by another law firm chosen by Borrower and communicated to the Trust.

C.           MISCELLANEOUS.

Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.  In the event there is any conflict between the provisions of this Twelfth Amendment and those in the Agreement generally, the provisions of this Twelfth Amendment shall control in all respects.

[SIGNATURE PAGE FOLLOWS]

THE DAVID E. CHYMIAK TRUST DATED DECEMBER 15, 1999

By/s/ David E. Chymiak
Name:  David E. Chymiak
Title: Trustee

Accepted and agreed to this
8th day of October, 2009.

WEGENER COMMUNICATIONS, INC.

By:/s/ Robert A. Placek
Name:    Robert A. Placek
Title: CEO

By/s/ C. Troy Woodbury, Jr.
Name:   C. Troy Woodbury, Jr.
Title: Treasurer

Consented and agreed to by the following
guarantor of the obligations of Wegener
Communications, Inc. to LaSalle Bank
National Association.

WEGENER CORPORATION

By/s/ Robert A. Placek
Name:   Robert A. Placek
Title: President and CEO
Date: October 8, 2009